Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-194892 on Form F-10 and Registration Statement No. 333-128257 on Form S-8, and to the use of our reports dated March 5, 2015 relating to the consolidated financial statements of Magna International Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference from the Company’s Current Report on Form 6-K dated March 27, 2015 to this Annual Report on Form 40-F of Magna International Inc. for the year ended December 31, 2014.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
March 27, 2015
Toronto, Canada